Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213679 and No. 333-216909) of Everbridge, Inc. of our report dated March 29, 2017 relating to the financial statements of IDV Solutions, LLC, appearing in this Current Report on Form 8-K/A of Everbridge, Inc.

/s/ Plante & Moran, PLLC

Ann Arbor, Michigan

April 3, 2017